CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S-8 (No. 333-268353, No. 333-265304, No. 333-261447, No. 333-259009, No. 333-256747, No. 333-225496, No. 333-224369, No. 333-217484, No. 333-189875 and No. 333-169697), and Forms S-3 (No. 333-260848) of our report dated March 31, 2022, with respect to the consolidated financial statements of ProPhase Labs, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022. We were dismissed as auditors on June 27, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal
/s/ Friedman LLP
East Hanover, New Jersey
March 29, 2023